Exhibit 2.2

ASSIGNMENT OF SHARE PURCHASE AGREEMENT

This Assignment of Share Purchase Agreement (the “Assignment”) is made and entered into to be effective as of [      ], 2026 (“Effective Date”), by and between Oratech Pharma, Inc., a Nevada corporation (“Assignor”), and Oratech Ltd., a Company limited by shares organized under the laws of the State of Israel (the “Assignee”) and acknowledged by Lifeward Ltd., a company limited by shares organized under the laws of the State of Israel (“Parent”) and Oramed Pharmaceuticals Inc., a Delaware corporation (the “Seller”).

RECITALS

A.          Assignor is a party to that certain Share Purchase Agreement, dated January 12, 2026 between the Parent, Company and Seller (the “Purchase Agreement”).

B.          Assignor desires to transfer and assign to Assignee, and Assignee desires to acquire, all of Assignor’s right, title and interest in and to the Purchase Agreement; subject, however, to all of the terms, conditions and obligations contained in the Purchase Agreement.

NOW, THEREFORE, for and in consideration of assuming the obligations contained in the Purchase Agreement and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Assignor and Assignee hereto do hereby agree as follows:

AGREEMENT

1.          Assignment and Assumption.  Assignor does hereby sell, assign and transfer to Assignee all of Assignor’s right, title and interest in and to the Purchase Agreement.  Assignee hereby assumes and agrees to perform all of Assignor’s obligations under the Purchase Agreement, subject to the terms and conditions thereof, to the same extent as if Assignee had originally been named as “Company” therein.

2.          Defined Terms.  Except as may be otherwise provided herein, all defined terms used herein shall have the same meaning ascribed to them in the Purchase Agreement.

3.          Successors and Assigns.  This Assignment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.          Counterparts.  This Assignment may be executed in any number of counterparts with the same effect as if all parties hereto had signed the same document.  All such counterparts shall be construed together and shall constitute one instrument, but in seeking proof hereof, it shall only be necessary to produce one such counterpart.

This Assignment is executed by Assignor and Assignee and acknowledged by Parent and Seller as of the Effective Date referenced above.

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IN WITNESS WHEREOF, the parties have caused this Assignment to be executed as of the date first above written.

ASSIGNOR:

ORATECH PHARMA, INC.

By:       _________________________________
Name:  Nadav Kidron
Title:    Chief Executive Officer

ASSIGNEE:

ORATECH LTD.

By:       _________________________________
Name:  Nadav Kidron
Title:    Chief Executive Officer

ACKNOWLEDGED BY:

LIFEWARD LTD

By:       _________________________________
Name:  William Mark Grant
Title:    President and Chief Executive Officer

ORAMED PHARMACEUTICALS INC.
By:         _________________________________
Name:   Nadav Kidron
Title:     Chief Executive Officer